Exhibit 99.1

October 28, 2021
Analysts: Tim Sedabres (timothy.sedabres@huntington.com), 952.745.2766
Media: Allison Gabrys (allison.gabrys@huntington.com), 248.961.3978

HUNTINGTON BANCSHARES INCORPORATED REPORTS 2021 THIRD-QUARTER EARNINGS
Successfully Converted TCF Customers to Huntington Platform; Delivered Record Revenue

2021 Third-Quarter Highlights:
•Earnings per common share (EPS) for the quarter were $0.22, a decrease of $0.05 year-over-year. Excluding approximately $0.13 per common share after tax of TCF Financial Corporation (TCF) acquisition-related Notable Items, adjusted earnings per common share were $0.35.
•Integration activities related to the realization of cost synergies largely completed; consolidated 188 branches since mid-June; branch and systems conversions completed in mid-October.
•Total revenue increased by 32% from the prior quarter, to a record $1.7 billion, driven by the full-quarter benefit from the TCF acquisition, as well as positive underlying trends in targeted fee income areas, particularly in wealth management, capital markets, and card and payments processing.
•Repurchased $500 million of common stock through September 30; $300 million remaining under share repurchase authorization.
•Ranked first nationally for SBA 7(a) loan origination by volume for the fourth year in a row for SBA fiscal year 2021 and the 13th year in a row that Huntington has been the largest originator, by volume, of SBA 7(a) loans within footprint.
•Completed the divestiture of 14 branches linked to the TCF acquisition, which included $847 million in deposits and $209 million in loans.
•On October 20, the Board of Directors declared a half-cent increase to the quarterly common stock dividend, of $0.155 per common share, or $0.62 on an annualized basis.

COLUMBUS, Ohio – Huntington Bancshares Incorporated (Nasdaq: HBAN) reported net income for the 2021 third quarter of $377 million, an increase of $74 million from the year-ago quarter, benefited by lower provision expense but impacted by TCF acquisition-related expenses. Earnings per common share for the 2021 third quarter were $0.22, down $0.05 from the year-ago quarter. Excluding approximately $0.13 per common share after tax of TCF acquisition-related Notable Items, adjusted earnings per common share were $0.35. Specifically, third-quarter results were negatively impacted by $234 million pretax of TCF acquisition-related expenses.
Tangible book value per common share ended the 2021 third quarter at $8.10, a 4% year-over-year decrease. Return on average assets was 0.86%, return on average common equity was 7.6%, return on average tangible common equity was 11.5%, and adjusted return on average tangible common equity was 17.9%.
CEO Commentary:

"Our third-quarter results demonstrated a solid start for the combined revenue generation potential of Huntington following the acquisition of TCF," said Steve Steinour, chairman, president and CEO. "Through the enormous effort of our colleagues, we successfully converted TCF's core system and completed all branch consolidations in October, concluding the majority of actions leading to announced cost synergies, and we are increasingly turning our focus toward revenue synergies."
"We continued to see increasing momentum in our business strategies during the quarter, delivering loan growth excluding PPP and with strength in areas of strategic focus for fee income, including areas like wealth, capital markets, and cards and payments. Additionally, we are continuing to make strategic investments to drive sustained organic growth by dynamically managing expenses."
“Finally, Huntington is proud to be ranked as the largest Small Business Administration 7(a) lender by volume nationally for the fourth consecutive year," Steinour said. "This reinforces our leadership position in supporting small businesses, and serves as the foundation for our business banking expansion strategy including in Minnesota and Colorado.”
Table 1 – Earnings Performance Summary

	2021			2020
(in millions, except per share data)	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter
Net income (loss) attributable to Huntington Bancshares Incorporated	$377	$(15)	$532	$316	$303
Diluted earnings (loss) per common share	0.22	(0.05)	0.48	0.27	0.27

Return on average assets	0.86%	(0.05)%	1.76%	1.04%	1.01%
Return on average common equity	7.6	(1.9)	18.7	10.4	10.2
Return on average tangible common equity	11.5	(2.1)	23.7	13.3	13.2
Net interest margin	2.90	2.66	3.48	2.94	2.96
Efficiency ratio	74.9	83.1	57.0	60.2	56.1

Tangible book value per common share	$8.10	$8.23	$8.64	$8.51	$8.43
Cash dividends declared per common share	0.15	0.15	0.15	0.15	0.15

Average earning assets	$159,411	$127,421	$114,105	$112,222	$110,665
Average loans and leases	109,931	87,437	80,261	81,116	80,542
Average core deposits	137,816	109,433	95,815	92,325	90,692

Tangible common equity / tangible assets ratio	6.96%	7.16%	7.11%	7.16%	7.27%
Common equity Tier 1 risk-based capital ratio	9.57	9.98	10.32	10.00	9.89

NCOs as a % of average loans and leases	0.20%	0.28%	0.32%	0.55%	0.56%
NAL ratio	0.78	0.87	0.64	0.65	0.70
ACL as a % of total loans and leases	1.99	2.08	2.17	2.29	2.31

Table 2 lists certain items that we believe are important to understanding corporate performance and trends (see Basis of Presentation). There was one Notable Item in the 2021 third quarter: $234 million of TCF acquisition-related pretax expense. There were two Notable Items in the 2021 second quarter: $269 million of

TCF acquisition-related pretax expense and $294 million of TCF acquisition CECL initial provision ("double count"1) expense.
Table 2 – Notable Items Influencing Earnings

Three Months Ended	Pre-Tax Impact	After-Tax Impact
($ in millions, except per share)	Amount	Amount (1)	EPS (2)	ROTCE (3)
September 30, 2021 – net income		$377	$0.22	11.5%
• TCF acquisition-related expenses	$(234)	$(192)	$(0.13)	(6.4)

June 30, 2021 – net income		$(15)	$(0.05)	(2.1)
• TCF acquisition-related expenses	$(269)	$(218)	$(0.19)	(9.0)
• TCF acquisition CECL initial provision expense ("double count") (4)	$(294)	$(239)	$(0.21)	(9.9)
(1)Favorable (unfavorable) impact on net income.
(2)EPS reflected on a fully diluted basis.
(3)Net income (loss) applicable to common shares excluding expense for amortization of intangibles for the period divided by average tangible common shareholders’ equity. Average tangible common shareholders’ equity equals average total common shareholders’ equity less average intangible assets and goodwill. Expense for amortization of intangibles and average intangible assets are net of deferred tax liability, and calculated assuming a 21% tax rate.
(4)Includes $234 million from non-Purchase Credit Deteriorated (non-PCD) loans and leases and $60 million from acquired unfunded lending commitments.

Net Interest Income, Net Interest Margin, and Average Balance Sheet
Table 3 – Net Interest Income and Net Interest Margin Performance Summary – Year-over-Year Increase in Average Earning Assets Drives Net Interest Income Growth

	2021			2020
($ in millions)	Third	Second	First	Fourth	Third	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Net interest income	$1,160	$838	$972	$825	$817	38%	42%
FTE adjustment	7	6	6	5	5	17	40
Net interest income - FTE	1,167	844	978	830	822	38	42
Noninterest income	535	444	395	409	430	20	24
Total revenue - FTE	$1,702	$1,288	$1,373	$1,239	$1,252	32%	36%
1 "Double count" refers to the additional gross up to the ACL via provision expense for the non-PCD loans and acquired unfunded lending commitments

	2021			2020
	Third	Second	First	Fourth	Third	Change (bp)
Yield / Cost	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Total earning assets	3.02%	2.96%	3.11%	3.13%	3.22%	6	(20)
Total loans and leases	3.80	3.68	3.78	3.70	3.75	12	5
Total securities	1.52	1.59	1.67	1.87	2.13	(7)	(61)
Total interest-bearing liabilities	0.17	0.45	(0.53)	0.27	0.39	(28)	(22)
Total interest-bearing deposits	0.05	0.06	0.06	0.08	0.18	(1)	(13)

Net interest rate spread	2.85	2.51	3.64	2.86	2.83	34	2
Impact of noninterest-bearing funds on margin	0.05	0.15	(0.16)	0.08	0.13	(10)	(8)
Net interest margin	2.90%	2.66%	3.48%	2.94%	2.96%	24	(6)
See Pages 7-9 of Quarterly Financial Supplement for additional detail.

Fully-taxable equivalent (FTE) net interest income for the 2021 third quarter increased $345 million, or 42%, from the 2020 third quarter. This increase reflected the benefit of a $48.7 billion, or 44%, increase in average earning assets, partially offset by a 6 basis point decrease in the FTE net interest margin (NIM) to 2.90%. Net interest income in the 2021 third quarter included $30 million of accelerated PPP loan fees recognized upon receipt of forgiveness payments from the US Small Business Administration (SBA), which favorably impacted the NIM by approximately 8 basis points. The impact of purchase accounting accretion favorably impacted the NIM by approximately 9 basis points. The year-over-year decreases in average earning asset yields and average liability costs reflected the impact of lower interest rates and changes in balance sheet mix, including elevated deposits at the Federal Reserve Bank.
Compared to the 2021 second quarter, FTE net interest income increased $323 million, or 38%, reflecting 24 basis points of NIM expansion and a $32.0 billion, or 25%, increase in average earning assets. The net interest income increase primarily reflected the first full-quarter addition of TCF. NIM expansion primarily reflected the negative $55 million mark-to-market of interest rate caps in the prior quarter - which were exited as of June 30 - partially offset by larger average deposit balances at the Federal Reserve Bank.

Table 4 – Average Earning Assets – TCF Acquisition, Elevated Deposits at the Federal Reserve Bank Drive Year-Over-Year Earning Asset Growth

	2021			2020
($ in billions)	Third	Second	First	Fourth	Third	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Commercial and industrial	$40.6	$34.1	$32.2	$32.5	$32.5	19%	25%
Commercial real estate	14.7	9.1	7.2	7.2	7.2	62	104
Lease financing	5.0	2.8	2.2	2.3	2.2	78	126
Total commercial	60.3	46.0	41.5	42.0	41.9	31	44
Automobile	13.2	12.8	12.7	12.9	12.9	3	2
Residential mortgage	18.9	13.8	12.1	12.1	11.8	37	60
Home equity	11.1	9.4	8.8	8.9	8.9	18	25
RV and marine	5.0	4.4	4.2	4.2	4.0	12	24
Other consumer	1.5	1.0	1.0	1.0	1.0	39	39
Total consumer	49.7	41.4	38.7	39.1	38.7	20	28
Total loans and leases	109.9	87.4	80.3	81.1	80.5	26	36
Total securities	36.0	30.7	26.2	24.1	22.8	17	57
Held-for-sale and other earning assets	13.5	9.2	7.6	7.0	7.3	46	85
Total earning assets	$159.4	$127.4	$114.1	$112.2	$110.7	25%	44%
See Page 5 of Quarterly Financial Supplement for additional detail.
Note: 2021 second quarter results reflect inclusion of TCF since June 9, 2021.

Average earning assets for the 2021 third quarter increased $48.7 billion, or 44%, from the year-ago quarter, primarily reflecting a $29.4 billion, or 36%, increase in average total loans and leases, a $13.1 billion, or 57%, increase in average securities, and a $5.7 billion, or 97%, increase in interest-bearing deposits at the Federal Reserve Bank. Average loan balance increases across categories reflect the impact of the TCF acquisition. Average commercial & industrial (C&I) loans increased $8.1 billion, or 25%, partially offset by a $2.7 billion decrease in average PPP loans related to forgiveness.
Compared to the 2021 second quarter, average earning assets increased $32.0 billion, or 25%, primarily reflecting a $22.5 billion, or 26%, increase in average loans and leases and a $5.2 billion, or 17%, increase in average securities. The increases in average loans and leases and securities are primarily a result of the full-quarter impact of the TCF acquisition. In addition to the acquisition, average C&I loans increased $6.5 billion, or 19%, primarily reflecting the TCF acquisition partially offset by a $1.6 billion decrease in average PPP loans.
Huntington received forgiveness payments from the SBA for approximately $1.7 billion of PPP loans during the 2021 third quarter compared to $3.1 billion of PPP loans during the 2021 second quarter.

Table 5 – Average Liabilities –TCF Acquisition, Demand Deposits Drive Robust Year-over-Year Growth in Core Deposits

	2021			2020
	Third	Second	First	Fourth	Third	Change (%)
($ in billions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Demand deposits - noninterest-bearing	$44.6	$34.6	$29.1	$28.1	$27.4	29%	63%
Demand deposits - interest-bearing	35.7	29.7	26.8	25.1	23.9	20	50
Total demand deposits	80.3	64.3	55.9	53.2	51.3	25	57
Money market deposits	33.3	28.1	26.2	26.1	26.2	18	27
Savings and other domestic deposits	20.9	15.2	12.3	11.5	11.2	38	88
Core certificates of deposit	3.3	1.8	1.4	1.5	2.0	81	63
Total core deposits	137.8	109.4	95.8	92.3	90.7	26	52
Other domestic deposits of $250,000 or more	0.6	0.3	0.1	0.1	0.2	125	233
Negotiable CDS, brokered and other deposits	3.9	3.0	3.4	4.1	4.2	31	(7)
Total deposits	$142.3	$112.7	$99.3	$96.5	$95.1	26%	50%

Short-term borrowings	$0.3	$0.2	$0.2	$0.2	$0.2	32%	96%
Long-term debt	7.6	6.9	7.8	8.8	9.3	10	(19)
Total debt	$7.9	$7.1	$8.0	$9.0	$9.5	11%	(17)%

Total interest-bearing liabilities	$105.6	$85.2	$78.2	$77.5	$77.1	24%	37%
See Page 6 of Quarterly Financial Supplement for additional detail.

Average total interest-bearing liabilities for the 2021 third quarter increased $28.5 billion, or 37%, from the year-ago quarter. Average total deposits increased $47.3 billion, or 50%, while average total core deposits increased $47.1 billion, or 52%. Increases across categories reflect the impact of the TCF acquisition, in addition to elevated balances in core deposits largely related to residual government stimulus balances and improved retention. Average total debt decreased $1.6 billion, or 17%, primarily reflecting the maturity and repayment of $3.8 billion of long-term debt over the past five quarters due to strong core deposit growth.
Compared to the 2021 second quarter, average total interest-bearing liabilities increased $20.4 billion, or 24%. Average total deposits increased $29.6 billion, or 26%, and average total core deposits increased $28.4 billion, or 26%. Increases across categories reflect the full-quarter impact of the TCF acquisition, in addition to elevated balances in core deposits largely related to residual government stimulus balances and improved retention, partially offset by an $0.8 billion decrease in balances due to the branch divestiture. Specifically, within core deposits, average total demand deposits increased $16.0 billion, or 25%. Average total debt increased $0.8 billion, or 11%, primarily reflecting the issuance of $558 million of subordinated notes in the third quarter.

Noninterest Income
Table 6 – Noninterest Income – TCF Acquisition, Organic Growth Drive Year-over-year Growth in Noninterest Income

	2021			2020
	Third	Second	First	Fourth	Third	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Mortgage banking income	$81	$67	$100	$90	$122	21%	(34)%
Service charges on deposit accounts	114	88	69	78	76	30	50
Card and payment processing income	96	80	65	65	66	20	45
Trust and investment management services	61	56	52	49	48	9	27
Leasing revenue	42	12	4	6	3	250	1,300
Capital markets fees	40	35	29	34	27	14	48
Insurance income	25	25	27	25	24	—	4
Bank owned life insurance income	15	16	16	14	17	(6)	(12)
Gain on sale of loans	2	3	3	13	13	(33)	(85)
Net gains (losses) on sales of securities	—	10	—	—	—	NM	NM
Other noninterest income	59	52	30	35	34	13	74
Total noninterest income	$535	$444	$395	$409	$430	20%	24%
See Page 11 of Quarterly Financial Supplement for additional detail.

Reported total noninterest income for the 2021 third quarter increased $105 million, or 24%, from the year-ago quarter. Leasing revenue increased $39 million, primarily reflecting the addition of TCF leasing activities following the acquisition. Service charges on deposit accounts increased $38 million, or 50%, due primarily to the first full-quarter addition of TCF customers prior to conversion to Huntington's product and service set. Card and payment processing income increased $30 million, or 45%, reflecting higher interchange income that was primarily the result of the acquisition, but also higher customer transaction volumes. Trust and investment management services increased $13 million, or 27%, reflecting continued strong net asset flows, positive equity market performance over the past 12 months, and the TCF acquisition. Other noninterest income increased $25 million, or 74%, primarily reflecting $7 million of purchase accounting accretion from acquired unfunded loan commitments, a $6 million gain from branch divestiture, and increased amortization of upfront card-related contract renewal fees. Capital markets fees increased $13 million, or 48%, primarily reflecting higher loan syndication and interest rate derivatives. Partially offsetting these increases, mortgage banking income decreased $41 million, or 34%, primarily reflecting lower secondary marketing spreads, while gain on sale of loans income decreased $11 million, or 85%, due to sales in the prior year quarter.

Compared to the 2021 second quarter, reported total noninterest income increased $91 million, or 20%. Leasing revenue increased $30 million, primarily reflecting the addition of TCF leasing activities following the acquisition. Service charges on deposit accounts increased $26 million, or 30%, due primarily to the first full-quarter addition of TCF customers prior to conversion to Huntington's product and service set. Card and payment processing income increased $16 million, or 20%, reflecting higher interchange income that was primarily the result of the acquisition. Mortgage banking income increased $14 million, or 21%, primarily reflecting higher secondary marketing spreads and an increase in salable mortgage originations due to a full-quarter of volume added from the TCF acquisition. Other noninterest income increased $7 million, or 13%, primarily reflecting $7 million of purchase accounting accretion from acquired unfunded loan commitments and a $6 million gain from branch divestiture. Partially offsetting these increases, gains on sale of securities decreased $10 million, due to sales reflecting securities portfolio optimization in the prior quarter.

Noninterest Expense
Table 7 – Noninterest Expense – TCF Acquisition, Related Onetime Costs Drive Noninterest Expense

	2021			2020
	Third	Second	First	Fourth	Third	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$643	$592	$468	$426	$453	9%	42%
Outside data processing and other services	304	162	115	111	98	88	210
Equipment	79	55	46	49	44	44	80
Net occupancy	95	72	42	39	40	32	138
Lease financing equipment depreciation	19	5	—	—	—	280	NM
Professional services	26	48	17	21	12	(46)	117
Amortization of intangibles	13	11	10	10	10	18	30
Marketing	25	15	14	15	9	67	178
Deposit and other insurance expense	17	8	8	8	6	113	183
Other noninterest expense	68	104	73	77	40	(35)	70
Total noninterest expense	$1,289	$1,072	$793	$756	$712	20%	81%
(in thousands)
Average full-time equivalent employees	20.9	17.0	15.4	15.5	15.7	23%	33%

Table 8 - Impact of Notable Items

	2021			2020
	Third	Second	First	Fourth	Third
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Personnel costs	$36	$110	$—	$—	$—
Outside data processing and other services	140	33	8	—	—
Equipment	5	3	1	—	—
Net occupancy	36	35	3	—	—
Lease financing equipment depreciation	—	—	—	—	—
Professional services	9	36	8	—	—
Amortization of intangibles	—	—	—	—	—
Marketing	3	—	—	—	—
Deposit and other insurance expense	—	—	—	—	—
Other noninterest expense	5	52	1	—	—
Total noninterest expense	$234	$269	$21	$—	$—

Table 9 - Adjusted Noninterest Expense (Non-GAAP)

	2021			2020
	Third	Second	First	Fourth	Third	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$607	$482	$468	$426	$453	26%	34%
Outside data processing and other services	164	129	107	111	98	27	67
Equipment	74	52	45	49	44	42	68
Net occupancy	59	37	39	39	40	59	48
Lease financing equipment depreciation	19	5	—	—	—	280	NM
Professional services	17	12	9	21	12	42	42
Amortization of intangibles	13	11	10	10	10	18	30
Marketing	22	15	14	15	9	47	144
Deposit and other insurance expense	17	8	8	8	6	113	183
Other noninterest expense	63	52	72	77	40	21	58
Total adjusted noninterest expense	$1,055	$803	$772	$756	$712	31%	48%

Reported total noninterest expense for the 2021 third quarter increased $577 million, or 81%, from the year-ago quarter, primarily reflecting the TCF acquisition and $234 million of Notable Items. The following increases primarily reflect the TCF acquisition:
•a personnel cost increase of $190 million, or 42%, primarily due to higher salaries and incentives related to a 33% increase in average full-time equivalent employees and $36 million of Notable Items,
•an equipment increase of $35 million, or 80%, reflecting $5 million of Notable Items,
•a net occupancy increase of $55 million, or 138%, reflecting $36 million of Notable Items,
•a lease financing equipment depreciation increase of $19 million, and
•a deposit and other insurance expense increase of $11 million, or 183%.
In addition to the above, outside data processing and other services increased $206 million, or 210%, reflecting technology investments and $140 million of Notable Items. Other noninterest expense increased $28 million, or 70%, reflecting a prior year quarter benefit to legal expense, increased telecommunications expense, and $5 million of Notable Items. Marketing expense increased $16 million, or 178%, reflecting an increase in acquisition, deepening, spend, in new markets and $3 million of Notable Items.

Reported total noninterest expense increased $217 million, or 20%, from the 2021 second quarter, primarily due to the full-quarter impact of the TCF acquisition and reflecting $234 million of Notable Items. The following increases primarily reflect the TCF acquisition:
•a personnel cost increase of $51 million, or 9%, primarily due to higher salaries and incentives related to a 23% increase in average full-time equivalent employees including $36 million of Notable Items,
•an outside data processing and other services expense increase of $142 million, or 88%, reflecting $140 million of Notable Items in the 2021 third quarter driven primarily by vendor contract terminations,
•an equipment increase of $24 million, or 44%, reflecting $5 million of Notable Items, a net occupancy increase of $23 million, or 32%, reflecting $36 million of Notable Items, a lease financing equipment depreciation increase of $14 million, and
•a deposit and other insurance expense increase of $9 million.

In addition to the above, marketing increased $10 million, or 67%, reflecting an increase in acquisition, deepening, and spend in new markets. Partially offsetting these increases was a decrease in other noninterest expense of $36 million, or 35%, reflecting $5 million of Notable Items in the 2021 third quarter versus $52 million of Notable Items in the prior quarter.

Credit Quality
Table 10 – Credit Quality Metrics – Reserve Release on Stable Credit, Improvements in the Economic Outlook

	2021			2020
($ in millions)	September 30,	June 30,	March 31,	December 31,	September 30,
Total nonaccrual loans and leases	$861	$977	$516	$532	$569
Total other real estate, net	7	7	2	4	5
Other NPAs (1)	25	30	26	27	28
Total nonperforming assets	893	1,014	544	563	602
Accruing loans and leases past due 90+ days	175	148	154	171	175
NPAs + accruing loans & leases past due 90+ days	$1,068	$1,162	$698	$734	$777
NAL ratio (2)	0.78%	0.87%	0.64%	0.65%	0.70%
NPA ratio (3)	0.81	0.91	0.68	0.69	0.74
(NPAs+90 days)/(Loans+OREO)	0.97	1.04	0.87	0.90	0.96
Provision for credit losses	$(62)	$211	$(60)	$103	$177
Net charge-offs	55	62	64	112	113
Net charge-offs / Average total loans	0.20%	0.28%	0.32%	0.55%	0.56%
Allowance for loans and lease losses (ALLL)	$2,107	$2,218	$1,703	$1,814	$1,796
Allowance for unfunded lending commitments	98	104	38	52	82
Allowance for credit losses (ACL)	$2,205	$2,322	$1,741	$1,866	$1,878
ALLL as a % of:
Total loans and leases	1.91%	1.98%	2.12%	2.22%	2.21%
NALs	245	227	330	341	316
NPAs	236	219	313	323	298
ACL as a % of:
Total loans and leases	1.99%	2.08%	2.17%	2.29%	2.31%
NALs	256	238	338	351	330
NPAs	247	229	320	332	311
(1)Other nonperforming assets include certain impaired securities and/or nonaccrual loans held-for-sale.
(2)Total NALs as a % of total loans and leases.
(3)Total NPAs as a % of sum of loans and leases, other real estate owned, and other NPAs.
See Pages 12-15 of Quarterly Financial Supplement for additional detail.

Overall asset quality metrics were impacted by the TCF acquisition on a year-over-year basis, but showed improvement quarter-over-quarter. Nonperforming assets (NPAs) increased to $893 million, or 0.81% of total loans and leases and OREO, from $602 million, or 0.74%, a year ago. Nonaccrual loans and leases (NALs) increased $292 million, or 51%, to $861 million, or 0.78% of total loans and leases. On a linked quarter basis, NALs decreased $116 million, or 12%, and NPAs decreased $121 million, or 12%. The linked quarter decrease in NALs was within both the commercial and consumer portfolios.
The provision for credit losses decreased $239 million year-over-year to a benefit of $62 million in the 2021 third quarter. Net charge-offs (NCOs) decreased $58 million year-over-year and $7 million quarter-over-quarter to $55 million. NCOs represented an annualized 0.20% of average loans and leases in the current quarter, down from 0.28% in the prior quarter and down from 0.56% in the year-ago quarter. Consumer NCOs showed improvement on a year-over-year basis, with auto, home equity, and RV and marine recording net recoveries in the quarter, while commercial NCOs showed improvement on a year-over-year and linked quarter basis. We remain confident in the long-term credit performance of our loan portfolios.
The allowance for loan and lease losses (ALLL) increased $311 million from the year-ago quarter to $2.1 billion, or 1.91%, of total loans and leases, while the ALLL as a percentage of period-end total NALs decreased to 245% from 316% over the same period, both due to the impact of the acquisition. The allowance for credit losses (ACL) increased by $327 million from the year-ago quarter to $2.2 billion, or 1.99%, of total loans and leases. On a linked quarter basis, the ACL decreased $117 million, driven by stable credit quality and an improving economic outlook. We believe levels of the ALLL and ACL are appropriate given the current level of problem loans and the economic outlook.

Capital
Table 11 – Capital Ratios – Ratios Remain within Targeted Operating Ranges

	2021			2020
($ in billions)	September 30,	June 30,	March 31,	December 31,	September 30,
Tangible common equity / tangible assets ratio	6.96%	7.16%	7.11%	7.16%	7.27%
Common equity tier 1 risk-based capital ratio (1)	9.57%	9.98%	10.32%	10.00%	9.89%
Regulatory Tier 1 risk-based capital ratio (1)	11.35%	12.25%	13.32%	12.47%	12.37%
Regulatory Total risk-based capital ratio (1)	13.57%	14.15%	15.25%	14.46%	14.39%
Total risk-weighted assets (1)	$128.0	$126.2	$89.5	$88.9	$88.4
(1)September 30, 2021 figures are estimated. Amounts are presented on a Basel III standardized approach basis for calculating risk-weighted assets. The capital ratios reflect Huntington’s election of a five-year transition to delay for two years the full impact of CECL on regulatory capital, followed by a three-year transition period.
See Page 16 of Quarterly Financial Supplement for additional detail.

The tangible common equity to tangible assets ratio was 6.96% at September 30, 2021, down 20 basis points from last quarter due primarily to share repurchases. Common Equity Tier 1 (CET1) risk-based capital ratio was 9.57%, down from 9.89% a year ago. The regulatory Tier 1 risk-based capital ratio was 11.35% compared to 12.37% at September 30, 2020. The decrease in regulatory capital ratios was driven by the repurchase of 33.4 million common shares over the last four quarters, cash dividends, offset by earnings and adjusted for the CECL transition. The balance sheet growth as a result of the TCF acquisition was largely offset by the net of goodwill and intangibles, as well as elevated deposits at the Federal Reserve bank (both of which are 0% risk weighted). The regulatory Tier 1 risk-based capital and total risk-based capital ratios also reflect the issuance of $500 million of Series H preferred stock in the 2021 first quarter, the issuance of $175 million of Series I preferred stock in the 2021 second quarter resulting from the conversion of TCF preferred stock, partially offset by the redemption of $600 million of Series D preferred stock on July 15, 2021. Additionally, total risk-based capital ratio reflects the issuance of $558 million of subordinated notes in the 2021 third quarter.
On July 21, 2021, the Board approved the repurchase of up to $800 million of common shares within the next four quarters. Purchases of common stock under the authorization may include open market purchases, privately negotiated transactions, and accelerated share repurchase programs. During the 2021 third quarter, Huntington repurchased a total of $500 million of common stock at an average cost of $14.96 per share.
Subsequent to quarter end, Huntington redeemed $100 million of Series C preferred stock on October 15, 2021, which represented all of the Series C preferred stock issued and outstanding.

Income Taxes

The provision for income taxes was $90 million in the 2021 third quarter compared to $55 million in the 2020 third quarter. The effective tax rates for the 2021 third quarter and 2020 third quarter were 19.0% and 15.2%, respectively. The variance between the 2021 third quarter and the 2020 third quarter provision for income taxes relates primarily to higher pretax income, an increase in tax reserve related to ongoing IRS examinations, an increase to the valuation allowance against certain state net operating losses, and the impact of stock-based compensation.
At September 30, 2021, we had a net federal deferred tax liability of $151 million and a net state deferred tax asset of $20 million.

Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on October 28, 2021, at 10:00 a.m. (Eastern Daylight Time). The call may be accessed via a live Internet webcast at the Investor Relations section of Huntington’s website, www.huntington.com, or through a dial-in telephone number at (877) 407-8029; Conference ID #13723641. Slides will be available in the Investor Relations section of Huntington’s website about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s website. A telephone replay will be available approximately two hours after the completion of the call through November 5, 2021 at (877) 660-6853 or (201) 612-7415; conference ID #13723641.
Please see the 2021 Third Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found on the Investor Relations section of Huntington's website, http://www.huntington.com.

About Huntington
Huntington Bancshares Incorporated is a $174 billion asset regional bank holding company headquartered in Columbus, Ohio. Founded in 1866, The Huntington National Bank and its affiliates provide consumers, small and middle‐market businesses, corporations, municipalities, and other organizations with a comprehensive suite of banking, payments, wealth management, and risk management products and services. Huntington operates more than 1,100 branches in 12 states, with certain businesses operating in extended geographies. Visit Huntington.com for more information.
Caution regarding Forward-Looking Statements

This communication contains certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements, which are not historical facts and are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: changes in general economic, political, or industry conditions; the magnitude and duration of the COVID-19 pandemic and its impact on the global economy and financial market conditions and our business, results of operations, and financial condition; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in global capital and credit markets; movements in interest rates; reform of LIBOR; competitive pressures on product pricing and services; success, impact, and timing of our business strategies, including market acceptance of any new products or services including those implementing our “Fair Play” banking philosophy; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, FDIC, and CFPB; the possibility that the anticipated benefits of the transaction with TCF are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Huntington does business; the possibility that the branch divestiture may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the branch divestiture; and other factors that may affect the future results of Huntington. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s Annual Report on Form 10-K for the year ended December 31, 2020 and in its subsequent Quarterly Reports on Form 10-Q, including for the quarter ended March 31, 2021 and June 30, 2021, each of which is on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Relations” section of Huntington’s website http://www.huntington.com, under the heading “Publications and Filings” and in other documents Huntington files with the SEC.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. Huntington does not assume any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Basis of Presentation
Use of Non-GAAP Financial Measures
This document contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, conference call slides, or the Form 8-K related to this document, all of which can be found in the Investor Relations section of Huntington’s website, http://www.huntington.com.

Annualized Data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.

Fully-Taxable Equivalent Interest Income and Net Interest Margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.

Rounding
Please note that columns of data in this document may not add due to rounding.

Notable Items

From time to time, revenue, expenses, or taxes are impacted by items judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management at that time to be infrequent or short term in nature. We refer to such items as “Notable Items.” Management believes it is useful to consider certain financial metrics with and without Notable Items, in order to enable a better understanding of company results, increase comparability of period-to-period results, and to evaluate and forecast those results.